Exhibit 5.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

May 24, 2021

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Service Corporation International

$800,000,000 4.000% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel to Service Corporation International., a Texas corporation (the “Company”), in connection with the issuance and sale by the Company of a $800,000,000 aggregate principal amount of its 4.000% Senior Notes due 2031 (the “Notes”), sold to and purchased by the underwriters pursuant to the terms and conditions set forth in the Underwriting Agreement dated May 10, 2021 (the “Underwriting Agreement”) among the Company and the underwriters name therein. The Notes are to be issued pursuant to a senior indenture dated as of February 1, 1993 (the “Original Indenture”) among the Company, The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”), as supplemented by the Eighteenth Supplemental Indenture dated May 24, 2021, among the Company, the Trustee and BOKF, N.A., as Series Trustee (as amended and supplemented prior to the date hereof, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The Notes in global form as executed by the Company.

(d)

Originals or copies of such other records of the Company, certificates of public officials and officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)

The automatic shelf registration statement on Form S-3ASR (Registration No. 333-251574) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on December 22, 2020, (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, hereinafter collectively referred to as the “Registration Statement”).

(b)

The base prospectus dated December 22, 2020 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on December 22, 2020 (the “Base Prospectus”).

(c)

The preliminary prospectus supplement relating to the Notes, dated May 10, 2021 (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Preliminary Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission , including the documents incorporated by reference therein, hereinafter collectively referred to as the “Preliminary Prospectus”).

(d)

The free writing prospectus of the Company relating to the Notes, dated May 10, 2021, in the form first filed by the Company pursuant to Rule 433 under the Securities Act with the Commission (the “Free Writing Prospectus”).

(e)

The final prospectus supplement relating to the Notes, dated May 10, 2021 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).

In our review of the Opinion Documents and other documents, we have assumed:

(a)    The genuineness of all signatures.

(b)    The authenticity of the originals of the documents submitted to us.

(c)    The conformity to authentic originals of any documents submitted to us as copies.

(d)    As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

(e)    That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)    That:

(i)    The Company is duly organized under the laws of its jurisdiction of organization;

(ii)    The Company has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents;

(iii)    the execution, delivery and performance by the Company of the Opinion Documents has been duly authorized by all necessary action (corporate or otherwise) and does not:

(A)    contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(B)    except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)    result in any conflict or breach of any agreement or document binding on it; and

(iv)    the execution, delivery and performance by the Company of the Opinion Documents does not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to them.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto) and the Texas Business Organizations Code, that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Notes have been duly authorized and executed by the Company, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)    Our opinion expressed above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)    Our opinion expressed above is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)    We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Opinion Documents: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction to the extent that (x) the same are inconsistent with public policy, (y) such action or inaction involves strict liability, gross negligence, negligence, recklessness, willful misconduct, unlawful conduct, fraud, illegality or other wrongful conduct, or (z) such provisions otherwise operate to shift risk in an extraordinary way; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions relating to powers of attorney, severability, separability, or rights of subrogation, set-off or counterclaim, or the waiver thereof; (iv) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts, to the extent not permitted by applicable law; (v) provisions relating to waiver of jury trial; (vi) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (vii) provisions purporting to establish penalties; (viii) provisions purporting to bind third parties who have not consented thereto; (ix) provisions purporting to establish evidentiary standards; (x) provisions purporting to entitle a party to the appointment of a receiver; (xi) any provision which constitutes an agreement to agree, (xii) any provision which relates to delay or omission of enforcement of rights or remedies, election of remedies, consent judgments, ratification of future acts, marshaling of assets, the transferability of any assets which by their nature are nontransferable, sales in inverse order of alienation, survival or severability; (xiii) provisions purporting to obligate any party to conform to a standard that may not be objectively determinable or employing items that are vague or have no commonly accepted meaning in the context in which used; and (xiv) provisions purporting to require that all amendments, waivers and terminations be in writing or the disregard of any course of dealing or usage of trade.

(d)    Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the sale by you of the Securities contemplated by the Opinion Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (File No. 333-251574) filed by the Company to effect the registration of the Securities under the Securities Act and to the use of our name under the heading “Legal Matters” in the prospectus and prospectus supplement constituting a part or deemed a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

JD/RDG/NSP

BN